UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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The Hartford Financial Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Dear Fellow Shareholders:

2014 was an outstanding year for The Hartford. Thanks to the commitment and hard work of more than 17,000 employees, we accelerated the transformation of the company and delivered strong financial results. The Hartford’s core earnings* grew 9%, or 16% on a diluted per share basis. Net income was $798 million, or $1.73 per diluted share, and our core earnings return on equity* increased a full percentage point.

We continued to focus on increasing shareholder value in 2014. Our accomplishments included expanding core earnings and increasing return on equity in our Property & Casualty, Group Benefits and Mutual Funds businesses; selling the Japan annuity business and thereby substantially reducing the risk in our legacy life and annuity runoff business, known as Talcott Resolution; returning more than $2 billion of capital to shareholders through share repurchases and dividends; and, executing a seamless leadership transition.

No discussion of 2014 would be complete without an expression of our deepest gratitude to Liam McGee and his family. Liam stepped down as Chairman, President and Chief Executive Officer and The Hartford was deeply saddened by his loss in February 2015. Liam was a great leader and made an indelible impression on The Hartford. He restored the company's financial strength and set us on a path to achieve our vision: to be an exceptional company, celebrated for financial performance, character and customer value.

In my previous role as The Hartford’s Chief Financial Officer, I worked in partnership with Liam and in my new role as Chairman and Chief Executive Officer, I will continue to execute the strategy we developed for creating shareholder value: 1) profitably grow the company’s focused portfolio of businesses, 2) further reduce the size and risk of the legacy annuity liabilities, and 3) deliver more customer value while increasing operating effectiveness and efficiency.

In 2014, we made significant progress in each of these three areas and our strategic and financial transformation is essentially complete. We have placed greater focus on our portfolio of businesses and continue to make important investments for future growth, including investments in products, capabilities, technology and talent.

I am confident that the company is well positioned to create value for our shareholders on a consistent and sustained basis.

Sincerely,

Christopher J. Swift
Chairman and Chief Executive Officer

* Denotes non-GAAP financial measure. See The Hartford’s Investor Supplement for the fourth quarter of 2014 available at http://ir.thehartford.com for more information, including reconciliations to the most directly comparable GAAP financial measures.

The Hartford Financial Services Group, Inc.     1

Dear Fellow Shareholders:

As fiduciaries of The Hartford, it is the responsibility of the Board to ensure its good governance and to oversee its strategic and operational initiatives in a manner that helps create and protect long-term shareholder value. To that end, the Board focused on a number of key initiatives in 2014, including:

Talent Development and Succession Planning

Talent development and succession planning have been and will continue to be vital components of this Board’s governance responsibilities. Accordingly, we routinely discuss key talent indicators with management, meet with potential future leaders of the company, and engage in rigorous succession planning. In 2014, upon Liam McGee’s decision to step down as CEO, we realized the return on our investment in talent development and succession planning. It is gratifying that we were in a position to elevate our CFO, Chris Swift, to the role of CEO and appoint from within the company a seasoned leadership team of the caliber we have leading the execution of our strategy.

Strategy and Risk Management

In 2014, the Board remained highly engaged in the company’s strategic approach to creating shareholder value. In addition to overseeing the sale of the company’s Japan annuity business, a key strategic milestone that significantly reduces the company’s risk profile, the Board devoted significant time and discussion throughout the year to intensive review of the company’s plans and investments for driving future profitable growth and of its uses of excess capital. The Board also devoted substantial time to risk management. The business and financial operations of The Hartford remain complex, notwithstanding the narrowing of its business model. Risk-taking is an essential part of an insurance business, and the Board worked closely with Chris and his executive leadership team to enable informed judgments on risk within appropriate limitations and oversight.

Executive Compensation

The Board remains committed to establishing transparent executive compensation programs that effectively align the interests of our executive leadership team with the company’s shareholders. Accordingly, our programs are designed to be linked to company strategy and provide incentives that correlate with company performance. We regularly review best practices and solicit feedback from our shareholders, which resulted in several changes to the design of our compensation program in 2014.

The members of The Hartford’s Board bring a diverse set of skills and perspectives to the oversight of this great company. I am proud to work side-by-side with my fellow directors as the Board’s independent presiding director, to serve our shareholders.

Sincerely,

Thomas A. Renyi
Presiding Director

2     www.thehartford.com

Proxy Summary

PROXY SUMMARY

This summary highlights information contained in our 2015 Notice of Annual Meeting and Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

●	Time and Date:	Wednesday, May 20, 2015 at 12:30 p.m.
●	Place:	Wallace Stevens Theater The Hartford Financial Services Group, Inc. One Hartford Plaza Hartford, CT 06155
●	Record Date:	March 23, 2015
●	Voting:

Shareholders as of the record date are entitled to vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning their proxy card or voter instruction card; or in person at the annual meeting (street holders must obtain a legal proxy from their broker, banker or trustee granting the right to vote).

Voting Matters

Agenda Item	Board Vote Recommendation	Proxy Statement Page Reference (for more detail)
1. Election of Directors Each director nominee has an established record of accomplishment in areas relevant to overseeing our businesses and possesses qualifications and characteristics that are essential to a well-functioning and deliberative governing body.	FOR each Director Nominee	31
2. Ratification of Independent Registered Public Accounting Firm As a matter of good corporate governance, the Board is asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.	FOR	35
3. Advisory Vote to Approve Executive Compensation The Board is asking shareholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. Our executive compensation program is designed to promote long-term shareholder value creation and support our strategy by (1) encouraging profitable growth consistent with prudent risk management, (2) attracting and retaining key talent, and (3) appropriately aligning pay with short- and long-term performance.	FOR	71

The Hartford Financial Services Group, Inc.     3

Proxy Summary

Performance Summary

Executing on our Strategy

We achieved outstanding performance in 2014. We continued to transform our business to improve profitability and reduce risk, we used our financial strength to return capital to our shareholders, and we underwent a seamless leadership transition. Highlighted below are some of our key accomplishments in 2014. We view the transformation we began in 2012 as essentially complete, and we are focused on the future. Our primary objectives are to improve return on equity and grow book value per share to drive top quartile shareholder returns. While there is still work to be done, the Board and management are pleased with the progress we made in 2014.

Key Accomplishments in 2014

Improved Profitability	Reduced Risk	Returned Capital	Transitioned Leadership
●Increased core earnings by 9% ●Achieved significant margin improvement in P&C and Group Benefits*	●Sold Japan annuities business ●Reduced variable annuity policy count by 13% ●Reduced fixed annuity policy count by 18%	●Repurchased $1.8 billion of common shares ●Reduced debt by $200 million ●Increased quarterly dividend by 20%	●Executed a seamless leadership transition following Liam McGee’s decision to step down ●All members of the new leadership team were internal candidates

* Combined ratio, excluding catastrophes and prior year loss reserve development for P&C; after-tax core earnings margin for Group Benefits

Delivering Superior Shareholder Returns

Strong financial performance, a significantly improved risk profile and the financial flexibility to return capital to shareholders while continuing to invest in our businesses have helped drive superior shareholder returns. In 2014, we outperformed relevant benchmarks, including the S&P 500, S&P 500 P&C and S&P Insurance Composite indices, as illustrated on the right. We significantly outperformed these indices over three years as well. The chart on the following page illustrates our performance, and the transformative actions we have taken, beginning in 2012.

One-Year Total Shareholder Return*

*Includes reinvestment of dividends. Data provided by S&P Capital IQ.

4     www.thehartford.com

Proxy Summary

Three-Year Total Shareholder Return and Key Management Actions*

*Timeline not to scale.
**Total capital management plan authorization for 2014-2015: $2.775 billion in equity repurchases; $1.156 billion in debt reduction; and 20% increase to quarterly dividend.

Board and Governance Highlights

Governance Decisions

Decision	Rationale
Upon Liam McGee’s resignation as CEO and President on July 1, 2014, he retained his position as Chairman of the Board.	●	The Board determined that it was in the best interests of the company and its shareholders for Mr. McGee to continue his services as Chairman for a transitional period.
Upon Mr. McGee’s resignation from the Board on January 5, 2015, our CEO Christopher Swift was vested with the responsibilities of Chairman.	●	Mr. Swift is uniquely positioned to identify and communicate key strategic and operational issues and the interests of the company’s stakeholders to the Board.
	●	The Board has strong, diverse and active independent directors of varying tenures.
●

Elements of the company’s corporate governance structure, including a strong presiding director role and mandatory meetings of the non-management directors, effectively protect against any potential conflicts that may result from combining the roles of CEO and Chairman.

	●	Mr. Swift demonstrated strong leadership both during his tenure as CFO and subsequently as CEO.
Appointed Teresa Roseborough to the Board, effective April 1, 2015.	●

Ms. Roseborough is a seasoned executive with significant business, regulatory, compliance, risk management and legal expertise; in addition, she brings insurance industry experience from her time spent as a senior legal executive at a Fortune 100 insurance company.

The Hartford Financial Services Group, Inc.     5

Proxy Summary

Board Nominees

		Director since		Independent		Current Committee Memberships(1)	Other Current Public Company Boards
Name	Age		Experience	Yes	No
Robert B. Allardice III	68	2008	Former regional CEO, Deutsche Bank Americas	✓		●Audit* ●FIRMCo	●Ellington Residential Mortgage REIT ●GasLog Partners
Trevor Fetter	55	2007	President and CEO, Tenet Healthcare	✓		●Comp* ●FIRMCo	●Tenet Healthcare
Kathryn A. Mikells	49	2010	CFO, Xerox	✓		●Comp ●FIRMCo
Michael G. Morris	68	2004	Former Chairman, President and CEO, American Electric Power Company	✓		●Audit ●FIRMCo ●NCG	●Alcoa ●L Brands ●Spectra Energy
Thomas A. Renyi(2)	69	2010	Former Executive Chairman, Bank of New York Mellon; former Chairman and CEO, Bank of New York Company	✓		●Comp* ●FIRMCo	●Public Service Enterprise Group ●Royal Bank of Canada
Julie G. Richardson	52	2014	Former Partner, Providence Equity Partners	✓		●Audit ●FIRMCo	●American Realty Capital Partners
Teresa W. Roseborough	56	2015	Executive Vice President, General Counsel and Corporate Secretary, The Home Depot	✓		●NCG ●FIRMCo
Virginia P. Ruesterholz	53	2013	Former Executive Vice President, Verizon Communications	✓		●Audit ●FIRMCo ●NCG	●Frontier Communications
Charles B. Strauss	72	2001	Former President and CEO, Unilever U.S.	✓		●Audit ●FIRMCo* ●NCG
Christopher J. Swift	54	2014	Chairman and CEO, The Hartford		✓	●FIRMCo
H. Patrick Swygert	72	1996	President Emeritus and professor emeritus, Howard University	✓		●Comp ●FIRMCo ●NCG*	●United Technologies Corporation

*	Denotes committee chairman
(1)	Full committee names are as follows: Audit – Audit Committee
Comp – Compensation and Management Development Committee FIRMCo – Finance, Investment and Risk Management Committee NCG – Nominating and Corporate Governance Committee
(2)	Mr. Renyi serves as the presiding director. For more details on the presiding director’s role, see page 13 of our proxy statement

6     www.thehartford.com

Proxy Summary

Governance Best Practices

The Board and management regularly review best practices in corporate governance and modify our governance policies and practices as warranted. Our current best practices include:

✓	Majority independent directors
✓	All independent key committees (Audit, Compensation and Management Development, Nominating and Corporate Governance)
✓	Strong independent presiding director role
✓	Directors elected annually
✓	Majority vote standard (with plurality carve-out for contested elections)
✓	Director resignation policy
✓	Over-boarding policy
✓	Board and committee self-assessments conducted annually
✓	Robust stock-ownership guidelines
✓	Diverse Board membership in terms of background, experience and tenure
✓	Annual shareholder engagement program to obtain valuable feedback on our compensation and governance programs
✓	Annual review of CEO succession plan by the independent directors with the CEO
✓	Annual Board review of senior management long-term and emergency succession plans

Compensation Highlights

2014 Compensation Decisions

Decision	Rationale
The Compensation Committee approved an annual incentive plan (“AIP”) funding factor of 138%, making no adjustments to the formulaic calculation. (page 47 of our proxy statement)

Performance against pre-established financial targets resulted in a formulaic AIP funding factor of 138% of target. The Compensation Committee undertook a qualitative review of performance and concluded that the formulaic AIP funding factor appropriately reflected 2014 performance. Accordingly, no adjustments were made.

The independent directors approved a transition agreement providing compensation terms for Liam McGee in his role as an advisor during the leadership transition. (page 51 of our proxy statement)	In order to ensure an orderly transition, the independent directors felt that it was important to retain Mr. McGee's services beyond his resignation as President and CEO.

The Board promoted a new leadership team consisting entirely of internal candidates and the Compensation Committee (and, in the case of the CEO, the independent directors) determined target total compensation levels for their new roles. (page 50 of our proxy statement)

Our robust talent development program provided a deep bench of internal talent. The target total compensation opportunity was increased for each promoted executive to reflect their new roles and was determined using the process described in the Benchmarking section beginning on page 46 of our proxy statement. No additional LTI was granted at the time of their promotions.

The Hartford Financial Services Group, Inc.     7

Proxy Summary

2014 Active NEO Compensation Summary

The table below reflects the 2014 compensation package (base salary, AIP award and long-term incentive (“LTI”) award) for each active NEO. Although this table is not a substitute for the Summary Compensation Table information beginning on page 55 of our proxy statement, we believe it provides a simple and concise picture of compensation decisions made for the active NEOs in 2014.

Compensation Component	C. Swift	B. Bombara	D. Elliot	B. Johnson	R. Rupp
Base Salary Rate(1)	$1,000,000	$625,000	$900,000	$500,000	$600,000
2014 AIP Award	$2,139,000	$1,350,000	$1,800,000	$1,450,000	$1,600,000
2014 LTI Award(2)	$2,200,000	$1,000,000	$2,000,000	$1,100,000	$1,400,000
Total 2014 Compensation Package(3)	$5,339,000	$2,975,000	$4,700,000	$3,050,000	$3,600,000

(1)	Reflects base salary rate at 12/31/2014 following promotion of Messrs. Swift, Elliot and Johnson and Ms. Bombara.
(2)	Reflects the dollar amount of the award as approved by the Compensation Committee rather than the fair value (calculated in accordance with FASB ASC Topic 718), which is shown in the Summary Compensation Table.
(3)	Excludes items shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns in the Summary Compensation Table.

Compensation Best Practices

The Compensation Committee regularly reviews best practices in executive compensation. Our current best practices and policies include the following:

✓	Approximately 88% of current CEO target annual compensation and 83% of other NEO target annual compensation variable based on performance, including stock price performance
✓	Senior Executives eligible for the same benefits as full-time employees, including health, life insurance, disability and retirement benefits
✓	Severance benefits payable upon a change of control do not exceed 2x the sum of base pay plus target bonus
✓	Double trigger requirement for change of control benefits and vesting of equity awards (so long as the awards are assumed or replaced with substantially equivalent awards)
✓	No excise tax gross-up upon a change of control
✓	No individual employment agreements
✓	Independent compensation consultant performs services only for the Compensation Committee
✓	Comprehensive risk mitigation in plan design and annual review of compensation plans, policies and practices
✓	All employees and directors prohibited from engaging in hedging, monetization, derivative and similar transactions with company securities
✓	Senior Executives prohibited from pledging company securities
✓	Executive perquisites are limited; no tax gross-ups are provided on perquisites
✓	Stock ownership guidelines for directors and Senior Executives; compliance with guidelines reviewed annually
✓	Compensation peer groups evaluated periodically to align with investor expectations and changes in market practice or our businesses
✓	Competitive burn rate and dilution for equity program

In furtherance of our commitment to best practices, our 2014 Incentive Stock Plan does not allow the following:

✕	Granting of stock options with an exercise price less than the fair market value of our common stock on the date of grant
✕	Re-pricing (reduction in exercise price) of stock options
✕	Underwater cash buy-outs
✕	Inclusion of reload provisions in any stock option grant
✕	Payment of dividends on unvested performance shares

8     www.thehartford.com